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                                                                    Exhibit 12.2



                            Dynegy Roseton, L.L.C.

           Computation of Earnings to Fixed Charges, March 31, 2001

                                               (in 000s, except
                                               ratio)
                                               -------------------
Computation of Earnings:
        Pre-tax incomefrom continuing
          operations                                       (15,268)
        Undistributed income from equity
          investees                                              -
                                               -------------------

        Computed Earnings                                 $(15,268)
                                               -------------------

Fixed Charges:
        Interest costs:
          Expensed                                           7,244
          Capitalized                                            -
        Minority interest in income of a
          subsidiary                                             -

        Amortization of interest rate hedges                     -
        Amortization of financing costs                         23
        Rental expense representative of
          interest factor                                        -
                                               -------------------

          Total fixed charges                             $  7,267
                                               -------------------

        Earnings before income taxes and
          fixed charges                                   $ (8,001)
                                               ===================

        Ratio of earnings to fixed charges                   -1.10
                                               -------------------